UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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ALICO, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ALICO, INC.

Post Office Box 338

La Belle, Florida 33975

Notice of Annual Meeting of Shareholders

To be held January 18, 2008

To the Shareholders of ALICO, INC.:	December 14, 2007

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of ALICO, INC., a Florida corporation (the “Company”), will be held in the Alico Arena at Florida Gulf Coast University, 10501 FGCU Blvd. South, Ft. Myers, Florida 33965, at Ten O’clock A.M., on Friday, January 18, 2008, for the following purposes:

1. To elect nine Directors to serve until the next Annual Meeting of Shareholders or until their respective successors have been elected and qualified.

2. To transact such other business as may properly come before the meeting or any and all adjournments thereof.

Only shareholders of record on the Company’s books at the close of business on November 30, 2007, will be entitled to notice of, and to vote at, said meeting.

If you are unable to attend the meeting in person but wish your shares to be voted upon the matters to come before it, please complete, sign and date the accompanying proxy card and mail it in the enclosed envelope. Postage is not required if mailed in the United States.

A copy of the Company’s Forty-Eighth Annual Report to Shareholders, dated December 14, 2007, is enclosed herewith.

By Order of the Board of Directors

Denise Plair Secretary

ALICO, INC.

Post Office Box 338

La Belle, Florida 33975

PROXY STATEMENT

SOLICITATION

December 14, 2007

La Belle, Florida

The Board of Directors of ALICO, INC. (the “Company”) hereby solicits proxies to be used at the Annual Meeting of Shareholders of the Company to be held on January 18, 2008, and at any and all adjournments thereof, and this proxy statement is furnished in connection therewith.

Every proxy may be revoked at any time prior to the exercise thereof by any shareholder giving such proxy, by giving written notice of revocation to the secretary of the Company at or before the annual meeting, by duly executing a subsequent proxy relating to the same shares or by attending the annual meeting. In addition to the use of the mails, directors, officers and regular employees of the Company may, without additional compensation, solicit proxies in person or by telephone, mail or telegraph. All costs of solicitation will be borne by the Company. Brokerage houses, bankers and others holding stock in their names or names of nominees or otherwise will be reimbursed for reasonable out-of-pocket expenses incurred by them in sending proxies and proxy material to the beneficial owners of such stock.

It is anticipated that this proxy statement and accompanying notice, form of proxy card and Company’s Annual Report to Shareholders will be first sent to the Shareholders of the Company on or about December 18, 2007.

VOTING SECURITIES

The Company has only one class of voting securities outstanding, its Common Stock, par value $1.00 per share, of which 7,363,419 were outstanding as of November 30, 2007. Each share entitles the holder thereof to one vote per share. Only shareholders of record at the close of business on November 30, 2007, will be entitled to vote at the meeting or at any and all adjournments thereof.

INFORMATION REGARDING SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS, AND MANAGEMENT:

The following table sets forth certain information relating to the beneficial ownership of shares of Common Stock of the Company as of November 30, 2007, by (i) each person who is known by the Company to own beneficially more than five percent of the outstanding shares of Common Stock, (ii) each director of the Company, (iii) any director nominees who are not currently serving on the Board of Directors; (iv) all of the executive officers named in the Summary Compensation Table (the “Named Executive Officers”), and (v) all directors and executive officers of the Company as a group. To the best knowledge of the Company, there are no other persons who own beneficially more than five percent (5%) of the Company’s outstanding Common Stock. To the knowledge of the Company, except as noted in the footnotes below, all persons listed below have sole voting and investing power with respect to their shares of Common Stock, except to the extent authority is shared by spouses under applicable law.

	Shares Beneficially Owned (1)
Name and Address of Beneficial Owners	Amount and Nature of Beneficial Ownership		Percent of Class
Atlantic Blue Group, Inc. 122 East Tillman Avenue Lake Wales, Florida 33853	3,725,457	(2)	50.60%

GMT Capital Corp. 2100 Riveredge Parkway, Suite 840 Atlanta, GA 30328	601,361	(3)	8.17%

Third Avenue Management LLC 622 Third Avenue, 32nd Floor, New York, NY 10017	418,531	(4)	5.68%

John R. Alexander ALICO, INC. Post Office Box 338 La Belle, Florida 33975	3,743,317	(2)(5)	50.84%

JD Alexander Atlantic Blue Group, Inc. 122 East Tillman Avenue Lake Wales, Florida 33853	3,725,487	(2)(6)	50.60%

Robert E. Lee Caswell 3495 Piedmont Road Suite 900, Ten Piedmont Center Atlanta, GA 30305	3,725,507	(2)(7)	*

Evelyn D’An 1301 N.E. 103rd Street Miami Shores, FL 33138	3,062	(8)	*

	Shares Beneficially Owned (1)
Name and Address of Beneficial Owners	Amount and Nature of Beneficial Ownership		Percent of Class
Phillip S. Dingle HealthEdge Investment Partners, LLC 100 S. Ashley Drive, Suite 650 Tampa, FL 33602	4,806	(9)	*

Gregory T. Mutz AMLI 200 W. Monroe Street, Suite 2200 Chicago, IL 60606	15,510	(10)	*

Charles L. Palmer North American LLP 312 S.E. 17th Street, Suite 300 Fort Lauderdale, FL 33316	13,444	(11)	*

Baxter G. Troutman P.O. Box 1043 Winter Haven, FL 33882	3,726,057	(2)	50.60%

Robert J. Viguet, Jr. 333 Clay Street, Suite 3300 Houston, TX 77002	1,260	(8)	*

Gordon Walker 331 Ridgebriar Drive Richardson, TX 75080	3,782	(8)	*

Dan Gunter ALICO, INC. Post Office Box 338 La Belle, Florida 33975	1,450	(12)	*

Patrick W. Murphy ALICO, INC. Post Office Box 338 La Belle, Florida 33975	300		*

Steven Smith ALICO, INC. Post Office Box 338 La Belle, Florida 33975	130		*

All executive officers and current directors as a group (12 persons)	62,254	(13)	0.85%

*	Less than one percent.
(1)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the “SEC”) that deem shares to be beneficially owned by any person who has or shares voting and/or investment power with respect to such shares. Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. There are no outstanding stock options for any of the parties included in the table above.
(2)

Includes 3,725,457 shares held through Alico Holding, LLC (2215-B Renaissance Drive, Suite 5, Las Vegas, NV 89119), a wholly owned subsidiary of Atlantic Blue Group, Inc. of which Mr. John R. Alexander,

Mr. JD Alexander and Mr. Baxter G. Troutman may be considered to be the indirect beneficial owners by virtue of their shared control, together with the Alexander, Collier and Milligan families, of 100% of the stock of Atlantic Blue Group, Inc. Mr. Robert E. Lee Caswell may also be deemed to be the indirect beneficial owner of these shares by virtue of his wife’s holdings and shared control of the stock of Atlantic Blue Group, Inc. Mr. JD Alexander is the President of Atlantic Blue Group, Inc. and thereby also exercises investment control over the shares held by Alico Holding, LLC.

(3)	As reported by Vickers Stock Research Corporation on November 17, 2007 and includes shares reported by GMT Capital Corp. on Schedule 13D filed on February 6, 2007.
(4)	As reported by Vickers Stock Research Corporation on November 17, 2007 and includes shares reported by Third Avenue Management LLC on Schedule 13G filed with the SEC as of February 14, 2007.
(5)	Does not include 12,000 unvested shares received pursuant to stock awards. Pursuant to the terms of the grant, Mr. Alexander will not have the power to vote or dispose of any unvested restricted shares until vesting occurs. The unvested shares vest at the rate of 4,000 per year at August 31 of each year.
(6)	Includes 30 shares held in the names of Mr. JD Alexander’s children.
(7)	Includes 50 shares held in the names of Mr. Caswell’s children.
(8)	Consists of shares received under the Directors Stock Compensation Plan pursuant to such director’s election to receive shares in lieu of cash fees.
(9)	Includes 3,606 shares received under the Directors Stock Compensation Plan pursuant to Mr. Dingle’s election to receive shares in lieu of cash fees.
(10)	Includes 9,210 shares received under the Directors Stock Compensation Plan pursuant to Mr. Mutz’s election to receive shares in lieu of cash fees.
(11)	Includes 3,444 shares received under the Directors Stock Compensation Plan pursuant to Mr. Palmer’s election to receive shares in lieu of cash fees.
(12)	Includes 500 shares that Mr. Gunter elected to receive in lieu of a cash bonus approved by the Board on November 13, 2007.
(13)	Does not include the shares of Alico Holdings, LLC otherwise described above in footnote 1 to this table.

SECTION 16 (a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

To the Company’s knowledge, based solely upon a review of Forms 3, 4 and 5 and amendments thereto, furnished to the Company pursuant to Rule 16a-3(e) during the fiscal year 2007, and certain written representations, if any, made to the Company, no officer, director or beneficial owner of 10% or more of the Company’s common stock has failed to file on a timely basis any reports required by Section 16(a) of the Exchange Act to be filed during fiscal 2007, except that John R. Alexander filed one Form 4 late reporting a gift of stock to his grandchildren, Dan Gunter filed one Form 4 late relating to a purchase of stock by his wife, and Steve Smith filed one Form 4 late related to dividend reinvestments in shares of the Company’s stock.

PROPOSAL ONE

ELECTION OF DIRECTORS

(Item 1 on the Proxy Card)

At the Annual Meeting, nine Directors will be elected to hold office for the ensuing year or until their respective successors are duly elected and qualified, unless they earlier resign or a vacancy is created due to the respective death or removal of any of such directors, or for other cause in accordance with the Bylaws of the Company. Please note that there are ten nominees on the ballot. If a proxy card does not clearly indicate the vote desired, it will not be voted. If the proxy card indicates that authority is withheld from all of the nominees OR if the proxy card indicates a vote for more nominees than the nine positions on the Board, it will not be voted for any nominees. When you vote FOR the nominees on the ballot, you must also indicate at least one nominee for whom you withhold authority. The proxy cannot be voted for a greater number of persons than nine of the nominees. The Board of Directors has determined that all nominees are qualified to serve. All nominees, with the exception of Mr. JD Alexander, are currently members of the Board of Directors. All nominees have consented to being named in this proxy statement and have notified management that they will serve, if elected. Management knows of no reason why any of these nominees would be unable or unwilling to serve; but if any of the nominees should be unable to serve as a Director, the persons designated as proxies reserve full discretion to cast their votes for another person in his place.

A plurality of the votes received will elect each director. Abstentions and broker non-votes will not be counted for the purpose of determining whether a quorum exists.

THE BOARD OF DIRECTORS RECOMMENDS EACH OF THE NOMINEES LISTED BELOW, BUT YOU MAY ONLY VOTE FOR NINE OF THE TEN NOMINEES:

Information Regarding Director Nominees

The following sets forth the names, ages and business experience for the past five years, including principal occupation or employment (other than with the Company), of each of the ten Director nominees, as it has been furnished to the Company by each nominee.

Nominee	Age	Position with the Company, if any	Business Experience
John R. Alexander (1)	71	Chairman of the Board and Chief Executive Officer	Director and Chairman of the Board of Alico since 2004. Mr. Alexander also served as Chairman, President and Chief Executive Officer of Atlantic Blue Trust, Inc., n/k/a Atlantic Blue Group, Inc. (from February 26, 2004 until March 21, 2005) and as a Co-General Partner of Scenic Highland Grove, LLP (1996 to Present), Chairman of the Four Sisters Protectorate (1999 to 2004), and as Executive Vice President of the Four Sisters Properties, Inc.(2001 to 2004). Mr. Alexander served as Senior Vice President, Corporate Secretary and Director of Orange-co, Inc. (OCI) (1992-1998) and as Vice President and Director of Ben Hill Griffin, Inc. (1980-1998). He also serves on the Board of Directors of Farm Credit of Southwest Florida, ACA (1992—Present).

Nominee	Age	Position with the Company, if any	Business Experience
JD Alexander (1)	48		Mr. Alexander is the Chairman and Chief Executive Officer of Atlantic Blue Group, Inc. Mr. Alexander previously served as a Director of Alico from February 2004 through April 2005. Mr. Alexander serves as a Florida State Senator (2002 to Present) and previously served as a Florida State representative (1998 to 2002). He is a co-General partner of Scenic Highland Grove, LLP (1996 to Present) and previously worked for Alico, Inc. as Vice President of the Citrus Division (1987 to 1997).

Robert E. Lee Caswell (1)	48		Director of the Company since March 2005. Mr. Caswell is the Operations Manager for PC Associates, LLC, a developer and manager of mid-rise and high-rise office properties in Atlanta, Georgia and surrounding areas. Mr. Caswell has been with PC Associates since 1994, and he has prior experience in real estate development with a variety of companies, including residential, office and industrial development: Caswell & Associates, Inc. (1991-1994), AMLI Realty Co. (1987-1991), NTS Development Corporation (1985-1987); and Merrill Lynch Commercial Real Estate (1983-1985).

Evelyn D’An	45		Director of the Company since April 2005. Ms. D’An is the President and founder of D’An Financial Services, Inc., an integrated business consulting and financial services firm formed in 2004 that provides accounting, finance, information technology and strategic tax expertise to its clients. Ms. D’An is currently a member of the Board of Directors and of the Audit Committee of Hot Topic, Inc., a music-inspired retail apparel chain. Prior to founding D’An Financial Services, Inc., Ms. D’An was an audit and advisory partner at Ernst & Young (1998-2004), where, among numerous responsibilities, she established and led their South Florida Public Sector Practice.

Phillip S. Dingle	46		Director of the Company since April 2005. Mr. Dingle is Managing Partner and a founder of HealthEdge Investment Partners, LLC, a private equity firm that focuses on making control investments in healthcare companies. Mr Dingle is currently a member of the Board of Directors of DS Holdings, Inc. (pharmaceutical re-packager), Advanced Bio-Technologies, Inc. (dermatological products manufacturer/distributer), Omega HealthCare, Inc. (business process outsourcing), and Florida Health Sciences Center, Inc. (Tampa General Hospital); Mr. Dingle was the immediate past Chairman and Chief Executive Officer (2001-2004) of PlanVista Corporation (formerly HealthPlan Services Corporation, a New York Stock Exchange company) headquartered in Tampa, Florida until its 2004 merger with ProxyMed, Inc. (PILL). Before assuming the positions of Chairman and Chief Executive Officer of PlanVista, Mr. Dingle served as its President and Chief Executive Officer (2000-2001), as its Chief Financial Officer (1999-2000) and as its Chief Counsel (1996-1998).

Nominee	Age	Position with the Company, if any	Business Experience
Gregory T. Mutz	62	Lead Director	Lead Director of the Company since February 2005. Mr. Mutz is the Chairman of the Board (1994-present) and Chief Executive Officer (1994-1999, 2004—present) of AMLI Residential Partners, LLC, which was a NYSE company (AML) from 1994-2006 and is currently wholly owned by the PRIME Property Fund, an institutional real estate co-mingled fund managed by Morgan Stanley Real Estate, Inc. Mr. Mutz is also the Lead Trustee for the Aston Family of Mutual Funds, a large group of mutual funds sponsored by Aston and Highbury Financial, Inc. (NASDAQ: HBRF); a member of the Board of Genesis Financial Solutions, a privately-held company based in Portland, Oregon providing debt recovery, consumer lending and credit card services; a member of the Board of WAN S.A.; a residential real estate company headquartered in Warsaw, Poland and a member of the Board of Suknip International Limited, a residential real estate company headquartered in St. Petersburg, Russia. Mr. Mutz had previously served as an independent member of the board of Atlantic Blue Trust, Inc. (n/k/a Atlantic Blue Group, Inc.), a position he resigned immediately prior to his election to the Company’s Board. From 1999-2003 Mr. Mutz served as President and Chief Executive Officer of UICI (NYSE: UCI), a Dallas-based insurance company.

Charles L. Palmer	65		Director of the Company since April 2005. Mr. Palmer is President and Chief Executive Officer of North American Company, LLLP, a diversified holding company based in Broward County, Florida which participates in specialty acquisition funds through North American Funds and real estate development through Sea Ranch Properties, Inc. Mr. Palmer has served in that capacity since 1972. Mr. Palmer acts as Chief Executive Officer of each of these Companies and of North American Business Development Companies, LLC, a business entity that manages each of the specialty acquisition funds. He is also chairman of each of the businesses held in such funds which currently include: Culinary Standards Corporation (frozen food manufacturer); Polymer Design Corporation (a liquid-resin parts manufacturer); and Unipower Corp., a manufacturer of power supplies. Mr. Palmer also serves on the boards of Sun Trust Bank of South Florida, NA, a subsidiary of SunTrust Banks, Inc., the Board of the Performing Arts Center Authority of Broward County, and the Broward County Community Foundation.

Nominee	Age	Position with the Company, if any	Business Experience
Baxter G. Troutman (1)	41		Director of the Company since 2004. Mr. Troutman serves as State Representative (2002 to Present) and is the Founder and CEO of Florida Labor Solutions, Inc. (1997 to Present), a temporary labor company providing over 800 employees to various businesses in Florida, Georgia and North Carolina. Prior to 1997, Mr. Troutman was a Regional Food Service Sales Manager for Orange-Co., Inc. (NYSE:OCI) from 1993 to 1996. Mr. Troutman was a director of Atlantic Blue Trust, Inc., n/k/a Atlantic Blue Group, Inc., from 2004 to March 21, 2005.

Robert J. Viguet Jr.	49		Director of the Company since September 2006, Mr. Viguet is a corporate and securities attorney in the Houston, Texas office of Thompson & Knight LLP, an international law firm where he has been a partner since 2003. Mr. Viguet was a shareholder in the Houston, Texas office of Chamberlain, Hrdlicka, White, Williams & Martin, a regional law firm where he was a member of the firm’s corporate and securities practice group (1996-2003) and a member of the firm’s management committee (1999-2002 and 2003). Mr. Viguet previously worked as a corporate attorney for Apache Corporation (NYSE: APA), a leading independent oil company (1993-1996), and was an investment banker and shareholder of McFarland, Grossman & Company, a private investment banking firm focusing on industry consolidations and emerging growth companies (1992-1993). Mr. Viguet is an independent member of the Board of Directors of Atlantic Blue Group, Inc. (2005-Present)

Gordon Walker, PhD	63		Director of the Company since April 2005. Dr. Walker is currently the David B. Miller Professor of Business and Chairman of the Department of Strategy and Entrepreneurship at the Cox School of Business, Southern Methodist University, having originally joined the University faculty in 1993. Previously, he taught at Yale University as an Adjunct Associate Professor, at the Wharton School as an Associate Professor, and at the Sloan School, Massachusetts Institute of Technology as an Associate and Assistant Professor.

(1)	Mr. John R. Alexander is the father of Mr. JD Alexander, the uncle of Mr. Baxter G. Troutman and father-in-law to Mr. Robert E. Lee Caswell.

LEAD DIRECTOR POSITION

The Board established the position of Lead Director in February of 2005. The Lead Director is an independent Director designated by the other independent Directors when the Chairman of the Board is not an independent Director. The Lead Director’s responsibilities include:

•	convening and chairing regular sessions of the non-management Directors (“executive sessions”);

•	convening and chairing special meetings of the non-management Directors as may be necessary from time to time, including in times of crisis;

•	with the Chair/CEO, developing the agenda for Board meetings, identifying the Board’s information needs associated with agenda items, and identifying the need for and scope of related presentations;

•	communicating to the Chair/CEO (together with the chair of the appropriate committee), the results of the Board’s evaluation of Chair/CEO performance;

•	developing with the Nominating and Governance Committee procedures governing the Board’s work;

•	developing with the Nominating and Governance Committee criteria for Director candidates and discussing with the committee the Board’s compositional needs;

•	communicating to prospective Board members (together with the chair of the Nominating and Governance committee) any invitation to join the Board;

•	recommending to the Board and its committees the retention of lawyers, consultants and advisors who directly report to the Board and/or to the independent Directors;

•	coordinating the work and meetings of committees, and acting as liaison between Directors, committee chairs, the Chair/CEO and other senior members of management;

•	serving as an information resource for the Directors; and

•

performing such other duties as may be necessary for the Board to fulfill its responsibilities or as may be requested by the Board as a whole, by the non-management Directors, by the independent Directors, or by the Chair/CEO.

REPORT ON BOARD SELECTION/INCLUSIVENESS REVIEW

In recognition of the fact that Alico’s employees, customers and shareholders represent a greater diversity of backgrounds than ever before, in 2002 the Company adopted a Policy for Board Inclusiveness Review to ensure that, in seeking qualified candidates to fill vacancies on our Board of Directors, the Company makes a greater commitment to locate candidates whose backgrounds reflect the diversity seen in Alico’s employee, shareholder and customer base. While Alico has never discriminated against any employee, applicant, board candidate, or anyone on the basis of race, color, religion, sex, national origin, age, ancestry or disability, in order to achieve diversity, Alico is taking affirmative steps to identify qualified candidates who can enhance its Board. This does not mean that Alico will solicit for association with the Company anyone other than those whose skills, education, experience and performance are of the highest caliber. However, it does mean that Alico will actively seek to ensure that the candidate pool includes persons with diverse backgrounds.

Typically, Board vacancies are filled from nominees supplied by the Nominating and Governance Committee after considering nominees proposed by Board members or who come to the attention of the Nominating and Governance Committee through their performance in areas of benefit to the Company. In addition, the Nominating and Governance Committee will accept for consideration the names of qualified nominees submitted by shareholders of the Company, provided that such recommendations are limited to one nominee recommendation per shareholder or affiliated group of shareholders. Each nominee’s qualifications are reviewed by the Nominating and Governance Committee, and the final selection is made on the basis of the nominee whose experience and background are deemed to provide a more valuable contribution to the Board. On an annual basis, at the shareholder’s meeting, the slate of Board members is put to the shareholders for re-election. Board members are selected to serve on those committees where their individual talents and background would most benefit the Company. For the Audit, Nominating and Governance, and Compensation committees in particular, committee members are selected based on their expertise and independence in accordance with current SEC and Nasdaq rules. These processes are expected to remain the same for the foreseeable future.

POLICY ON SHAREHOLDER COMMUNICATIONS WITH THE BOARD

The Company’s Board has adopted a formal process by which shareholders may communicate with the Board. Shareholders who wish to communicate with the Board may do so by sending written communications addressed to the Board of Directors of Alico, Inc., at Post Office Box 338, La Belle, Florida 33975. Company contact information and procedures are also included on the Company’s website at www.alicoinc.com.

DIRECTORS’ COMPENSATION AND MEETING ATTENDANCE

The Company’s Board of Directors held ten (10) meetings during the fiscal year ended August 31, 2007. Each Director received annual compensation of $32,000 for his or her services as a Director of the Company, payable in quarterly installments. The Lead Director was paid an additional fee of $75,000 payable in quarterly installments. Effective January 1, 2008 the Lead Director’s additional annual fee will be reduced to $25,000. Please see “Director Fees and Equity Compensation” on page 26 below. No director attended fewer than 75% of the aggregate of (1) the total number of meetings of the Board and (2) the total number of meetings of all the Committees of the Board on which he or she served. It is the Company’s policy to strongly encourage its Directors to attend the annual meeting of shareholders, in addition to attendance at regular Board and Committee meetings.

BOARD COMMITTEES

The Company currently has the following standing committees: an Audit Committee, a Compensation Committee, a Nominating and Governance Committee and a Strategy and Business Development Committee. The descriptions set forth below detail information about these Committees’ activities during the 2007 fiscal year, as well as the current composition of each Committee.

Audit Committee

The Audit Committee met nine (9) times during the fiscal year ended August 31, 2007. During the last completed fiscal year, each audit committee member received $1,000 for each committee meeting attended in person or $500 for each meeting attended telephonically. The Chairman of the Audit Committee was paid additional annual compensation of $10,000 in quarterly installments. The principal functions of the Audit Committee are to recommend to the Board of Directors the engagement of the Company’s independent public accountants, to review with such accountants the plan for and results of their examination of the financial statements of the Company, to determine the independence of such accountants, to review required SEC filings and to review the adequacy of the system of internal accounting control, procedures and practices. The Committee’s report on its activities for the 2007 fiscal year begins on page 29 of this proxy statement. Fees paid to the Company’s independent registered certified public accountants during the fiscal year ended August 31, 2007 are set forth on page 30. The Audit Committee operates pursuant to a Charter approved by the Board, most recently amended in May, 2005. A copy of the revised Charter was attached to the proxy statement relating to the Annual Meeting of Shareholders held on June 10, 2005. The Charter is available on the company’s web site at www.alicoinc.com.

The Audit Committee is currently composed of four independent non-employee Directors: Phillip S. Dingle (Chairman), Evelyn D’An, Gregory T. Mutz, and Dr. Gordon Walker. All members of the Audit Committee are independent directors as defined by Rule 4200(a)(15) of the National Association of Securities Dealers’ listing standards. The Company’s Board of Directors has determined that Mr. Gregory T. Mutz, Mr. Phillip Dingle and Ms. Evelyn D’An are all qualified to serve as financial experts to the Audit Committee. Ms. D’An currently serves as the designated financial expert for the Committee, for which she receives annual compensation of $5,000 payable in quarterly installments.

Compensation Committee

The Compensation Committee met nine (9) times during the fiscal year ended August 31, 2007. Compensation Committee members were paid $1,000 for each committee meeting attended in person or $500 for each meeting attended telephonically. The Chairman of the Compensation Committee was paid additional annual compensation of $5,000 payable in quarterly installments. The Compensation Committee operates pursuant to a charter adopted by the Board, a copy of which is posted on the Company’s website at www.alicoinc.com. The Compensation Committee reviews the compensation of the executive officers of the Company and makes recommendations to the Board of Directors regarding such compensation. The Compensation Committee’s report on executive compensation is set forth on page 14 and precedes a detailed “Compensation Discussion and Analysis” which begins on that same page.

This Committee is currently composed of four directors: Charles L. Palmer (Chairman), Gregory T. Mutz, Robert J. Viguet, Jr., and Dr. Gordon Walker.

Compensation Committee Interlocks and Insider Participation. None of the current members of the Compensation Committee is an officer or employee of the Company. In addition, there are no interlocking relationships between any of these directors and any other executive officer of the Company, and each of them is independent under the listing standards of Nasdaq.

Nominating and Governance Committee

The Nominating and Governance Committee, which is composed of five directors, is charged with identifying individuals qualified to become board members, recommending to the Board the director nominees for the next annual meeting of shareholders or to fill vacancies between annual meetings, and with various corporate governance oversight responsibilities. The Nominating and Governance Committee met five (5) times during the fiscal year ended August 31, 2007. The Committee operates pursuant to a Charter, a copy of which was attached to the proxy statement for the shareholders meeting held on June 10, 2005, and is also posted on the Company’s website at www.alicoinc.com.

The Nominating and Governance Committee is currently composed entirely of directors who satisfy the definition of “independent” under the listing standards of The NASDAQ Stock Market (“Nasdaq”). Currently the members of the Nominating and Governance Committee are: Dr. Gordon Walker (Chairman), Evelyn D’An, Gregory T. Mutz, Robert J. Viguet, Jr. and Charles L. Palmer.

Nominating and Governance committee members were paid $1,000 for each committee meeting attended in person or $500 for each meeting attended telephonically. The Chairman of the Nominating and Governance Committee was paid additional annual compensation of $5,000 payable in quarterly installments.

The Nominating and Governance Committee and the Board require that all candidates for directors be persons of integrity and sound ethical character, be able to represent all shareholders fairly, have no interests that materially conflict with those of the Company and its shareholders, have demonstrated professional achievement, have meaningful management, advisory or policy making experience, have a general appreciation of the major business issues facing the Company and have adequate time to devote to service on the Board. The Board also evaluates candidates based on their independence from the Company, financial literacy, knowledge of the Company’s industry and experience serving on other Boards. For each annual meeting of the Company’s shareholders, the Nominating and Governance Committee nominates qualified incumbent directors who continue to satisfy the foregoing criteria for membership on the Board, whom the Committee believes will continue to make important contributions to the Board and who consent to stand for re-election and, if re-elected, to continue their service on the Board. If there are Board positions for which the Nominating and Governance Committee will not be re-nominating a qualified incumbent, the Committee’s members will solicit recommendations for nominees from persons they believe are likely to be familiar with qualified candidates, including members of the Board and senior management. The Nominating and Governance Committee may also engage a search firm to assist in identifying qualified candidates and will consider recommendations for director nominations submitted by shareholders entitled to vote generally in the election of shareholders, in accordance with Committee’s policy for such shareholder recommendations as described herein. The Nominating and Governance Committee will review and evaluate each candidate whom it believes merits serious consideration, taking into account all available information concerning the candidate, the qualifications for Board membership established by the Nominating and Governance Committee, the existing composition and mix of talent and expertise on the Board and other factors that it deems relevant. In conducting its review and evaluation, the Committee may solicit the views of management and other members of the Board and may conduct interviews of proposed candidates. The Company did not pay any fees to a third party in connection with the identification or evaluation of potential nominees for the year ended August 31, 2007.

The Nominating and Governance Committee has adopted a formal policy with regard to the consideration of any director candidates recommended by shareholders. The criteria for consideration of shareholder recommendations are as follows: (a) for each annual meeting of the Company’s shareholders, the Nominating and Governance Committee will accept for consideration only one recommendation from any shareholder or affiliated group of shareholders; (b) only candidates who satisfy the Company’s minimum qualifications for directors will be considered, and (c) in considering shareholder recommendations, the Committee will take into account, among other factors, the size and duration of the recommending shareholder’s ownership interest in the Company and whether the shareholder intends to continue holding that interest through the annual meeting date. A shareholder wishing to recommend to the Nominating and Governance Committee a candidate for election as a director must submit the recommendation in writing to the Nominating and Governance Committee, in care of the Company’s corporate secretary at the address of the Company’s headquarters. Submissions recommending candidates for election at the next annual meeting must comply with the same deadline as other shareholder proposals for such meeting; that is, the recommendations must be received not later than 120 calendar days prior to the first anniversary of the date of the proxy statement for the prior annual meeting of shareholders. In the event that the date of the next annual meeting of shareholders is more than 30 days following the first anniversary date of the annual meeting of shareholders for the prior year, the submission must be made in a reasonable time in advance of the mailing of the Company’s next annual proxy statements. Each nominating recommendation must include such specified information concerning the shareholder or group of shareholders making the recommendations as the Nominating and Governance Committee may determine from time to time, the name of the proposed nominee, any relationships between the recommending shareholder and the proposed nominee and the qualifications of the proposed nominee to serve as a director. The recommendation must also be accompanied by the consent of the proposed nominee to serve if nominated and the agreement of the nominee to be contacted by the Nominating and Governance Committee, if the Committee decides in its discretion to do so.

With the exception of JD Alexander, all director nominees approved by the Nominating and Governance Committee for inclusion in the Company’s proxy card for the next annual meeting are directors who were elected at the last Annual Meeting of Shareholders held on January 19, 2007 and who are standing for re-election.

This year the Nominating and Governance Committee decided to propose ten nominees for nine positions in order to provide the shareholders a choice between otherwise qualified nominees. The nine nominees receiving the most votes will be seated as directors.

Strategy and Business Development Committee

The Strategy and Business Development Committee, which is composed of six Directors, reviews with the Chief Executive Officer, the President and other management of the Company, the long-range financial and strategic objectives for the Company. This Committee is currently composed of: Dr. Gordon Walker (Chairman), Phillip S. Dingle, Gregory T. Mutz, Charles L. Palmer, Baxter G. Troutman, and Robert J. Viguet, Jr.

The Strategy and Business Development Committee met four (4) times during fiscal year 2007. Strategy and Business Development Committee members were paid $1,000 for each committee meeting attended in person or $500 for each meeting attended telephonically. The Charter for the Strategy and Business Development Committee is available on the company’s web site at www.alicoinc.com.

INDEPENDENCE OF DIRECTORS

Each Director has been asked to complete an Independence questionnaire which elicits responses about each Director’s personal and business relationships and other factors affecting their independence. Based on its review of such questionnaires and all other available information, the Nominating and Governance Committee analyzed the independence of each director and determined that the following directors meet the standards of independence under applicable NASDAQ Stock Market (“NASDAQ”) listing standard, including that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment: Messrs. Dingle, Mutz, Palmer, Viguet, and Walker, as well as Ms. D’An. In addition, the Nominating and Governance Committee has determined that by virtue of his service on the Board of Atlantic Blue Group, Inc., Mr. Viguet is independent for all committee assignments other than the Audit Committee. Mr. Viguet abstains from voting on any matter in which Atlantic Blue Group, Inc. has an interest.

CODE OF ETHICS

On September 28, 2007, the Board of Directors amended the Company’s Code of Business Conduct and Ethics, originally adopted during fiscal year 2003. This Code of Ethics applies to all directors, officers and employees and includes a “Whistleblower Policy” with procedures for the submission of complaints or concerns regarding financial statement disclosures and other matters. These amendments were essentially administrative in nature. A copy of the revised Code of Ethics is posted on the Company’s website. Any person will be provided with a copy of such Code of Ethics without charge upon written request to the Company’s address, attention: Denise Plair, Corporate Secretary. A copy of the revised Code of Ethics may also be found as an Exhibit to the Company’s Annual Report on Form 10-K for the year ended August 31, 2007.

COMPENSATION COMMITTEE REPORT

Compensation Philosophy

The Company seeks to attract, retain and motivate highly qualified employees at all levels, and in particular, those whose performance is most critical to the Company’s success. To accomplish this, the Company is willing to provide competitive compensation to motivate and reward performance. The compensation programs of Alico, Inc. are an integral part of executing Alico’s strategy for striving to produce superior returns for its shareholders.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis that immediately follows this report. Based on this review and discussion, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into Alico’s Annual Report on Form 10-K for the year ended August 31, 2007.

Submitted by the Compensation Committee of the Board:

Charles L. Palmer, Chairman

Gregory T. Mutz

Robert J. Viguet Jr.

Gordon Walker

Compensation Discussion and Analysis

Overview. The Company’s business, agriculture and land management, operates in a competitive environment requiring management with specialized skills in these sectors. In addition, the Company’s location, far from large metropolitan areas, presents certain challenges in attracting top management talent with the adequate combination of skill set and knowledge in certain disciplines critical to the success of the Company’s operations. In order to compete effectively for such talent, the Committee designed the Company’s executive compensation programs to attract top quality executive officers, retain them by rewarding loyalty and tenure, and motivate them by rewarding performance. This performance-based compensation objective results in a compensation program that:

•	provides executives with compensation that maintains a balance between cash and stock compensation;

•

provides a significant portion of total compensation on an “at risk” basis, so that pay may vary depending on both annual and long-term performance of the Company and the creation of shareholder value; and

•	aligns the Company’s executive officers’ interests with those of the Company’s stockholders.

The basic elements of compensation for the Company’s executive officers are (a) base annual salary, (b) annual performance-based cash incentive awards which may be taken in stock at the election of the executive, implemented through the Company’s Management Bonus Plan (“MBP”) and (c) long-term incentive compensation realized through restricted stock grants or participation in the Company’s Management Security Plan (“MSP”) for certain executives. Perquisites or other fringe benefits make up only a very minor portion of the total annual compensation. None of the named executive officers are covered by employment, severance or change in control agreements. To date the Company has not used the services of a compensation consultant in establishing compensation targets for its executives.

The core principles underlying the framework for Alico’s compensation program are:

•

Total compensation must be competitive, relative to comparable size and industry companies’ pay opportunities and will target levels that will attract, motivate and retain the best talented executives.

•

Pay must be performance based so that a significant part of each executive’s annual cash compensation is directly linked to a combination of the overall performance of the Company, division and individual financial and non-financial performance goals (based on the achievement of predetermined business plan goals and metrics).

•

A portion of the total compensation should be equity-based so as to better align Alico’s senior management’s performance with that of its shareholder interests, so that they manage from the perspective of owners with an equity stake in the Company.

•	Compensation should instill a long-term commitment to Alico and promote long-term thinking amongst its management team.

The annual performance review for determining compensation follows a principled, structured framework for analysis. This analysis focuses on financial and non-financial performance measures that the Committee believes collectively best indicate successful management of Alico’s business. The analysis takes into account performance against internal business goals.

Equity participation is an important component of the senior management team’s compensation, particularly for the two top executive officers for whom stock compensation was a very significant percentage of their total compensation package during the last two fiscal years. The Compensation Committee believes that stock ownership is the simplest, most direct way to align the interests of the executive officers with those of Alico’s stockholders. The vesting and other design features of these awards, together with the stock ownership guidelines, encourage long-term stock ownership by the Company’s executive officers to further motivate them to create long-term stockholder value.

Excellence in Governance. The Company’s executive compensation program relies on the Committee’s judgment in evaluating performance using a principled, structured framework for analysis. The Committee actively engages in the evaluation process and follows procedures intended to ensure excellence in Alico’s pay-for-performance mandate. For example, the Committee annually reviews each executive officer’s total compensation package, including base salary, cash and stock incentive awards, qualified and nonqualified retirement and deferred compensation benefit accruals and the incremental cost of all perquisites. The Committee utilizes, and makes available to the full Board, an executive compensation statement, or “tally sheet,” for each executive officer for this purpose. The compensation totals are then compared to the Company’s Peer group executive compensation data as well as to other companies comparable to Alico on various measures. Finally, each executive officer’s compensation is compared to such officer’s total evaluation on a “Performance to Plan Goals” basis.

Examples of Alico’s Commitment to Performance-based Compensation. The Committee believes that the Company’s actions in recent years demonstrate its commitment to the pay-for-performance mandate:

•	Alico does not have any employment, severance or change in control agreements with any of its named executive officers.

•	Alico encourages long-term stock ownership by its senior executive officers, with graduated vesting over a period of several years in the case of most awards.

•	Alico has not issued stock options in recent years, shifting to restricted stock as part of a balanced approach to stock compensation.

•	The Company’s 1998 Incentive Equity Plan was recently amended to prohibit discounted stock options.

•

The Company recently terminated the Executive Officers’ future participation in the Management Security Plan (“MSP”), a defined benefit plan, and allowed such executives to elect payout of their accrued benefits, replacing the benefits thereunder with restricted stock grants. See “Pension Benefits” on page 25 for a more detailed explanation of the MSP.

Measuring Performance. The Committee evaluates the Company’s achieved performance each year against the goals set in the Company’s annual business plans. The Committee compares each executive officer’s contribution to the Company’s overall performance and compares each executive officer’s performance against the stated goals in the business plan created for such executive officer. In order to achieve target or above target compensation awards, the Committee must determine that internal business goals for the performance measures were attained.

For those executive officers who lead a line of business, the Committee considers how that line of business has performed against its internal business goals and whether such performance was affected by factors (whether positive or negative) outside the control of such executive officer. In addition, as part of the annual performance review for the Company’s executive officers other than the Chief Executive Officer, the Committee considers the Chief Executive Officer’s perspective on each executive officer’s individual performance as well as on the performance of the Company’s various lines of business.

Peer Group/Competitors. The Committee reviews the Company’s relative performance against the four agribusiness and land management companies comprising its Peer Group. The Company’s current Peer Group consists of Alexander & Baldwin, Consolidated Tomoka Land, St. Joe and Tejon Ranch. These companies are used as the Company’s Peer Group because they are in some of the same lines of business as the Company, thereby being subject to similar economic cycles. However, the comparison is not always perfect since the Peer Group companies are not all of a comparable size to Alico. Accordingly, the Committee also reviews the Company’s performance against that of other comparable companies, such as public companies (regardless of industry) that are of comparable size in market capitalization, gross revenues and total number of employees.

Levels and Mix of Compensation. Each year the Committee determines a target total compensation package for each executive officer, made up of base salary plus the following two elements of performance-based compensation: (i) cash incentive/bonus compensation and (ii) restricted stock awards. In establishing the target total compensation package for each year, the Committee considers whether the target total compensation opportunities are internally consistent with each executive officer’s relative scope of responsibility and accountability for overall performance. The following further describe all elements of the compensation package:

•

Base Salary. The Committee establishes the relative base salary levels for the executive officers to reflect each executive officer’s scope of responsibility and accountability within the Company and as a part of a competitive total compensation package in light of compensation practices at Alico’s Peer Group and other comparable companies.

•

Annual Cash/Stock Incentives. The Committee determines the actual cash incentive and restricted stock awards for each executive officer following the end of the fiscal year based on the Committee’s assessment of such executive officer’s performance. The Committee expects that executive officers will be compensated for performance only, so achievement of target compensation levels is dependent on strong performance. Base salary represents between 28% to 62% of the total compensation package for the Company’s executive officers, with the CEO and President the most heavily weighted in favor of stock compensation and bonus potential. As a result, the Company’s executive compensation program links a very significant part of its executive officers’ actual compensation each year to the Company’s performance as determined by the Committee.

•

Retirement Benefits. Executive officers participate in our qualified employee benefit plans designed to provide retirement income. To encourage retirement savings under the 401(k) retirement plan, Alico provides an employer matching contribution. The Company’s nonqualified Management Security Plan (“MSP”) permits additional retirement savings. The Company has recently terminated the senior executive officers’ ability to participate in the MSP in the future, shifting emphasis to restricted stock awards. The Company also maintains a profit sharing plan, pursuant to which it makes annual contributions when and as approved by the Board. None of the Company’s executive officers participate in or accrue any additional benefits under any supplemental executive retirement plans. The Committee believes that the Company’s executive officers should be able to provide for their retirement needs from the total annual compensation they earn based on the Company’s performance, particularly if compensation continues to shift towards restricted stock, thereby ensuring a complete alignment of Alico’s stockholders’ long-term investment with the retirement goals of the Company’s executives.

For more information about these plans, see “Contingent Compensation” on page 28.

Perquisites and Other Fringe Benefits. Alico’s executive officers receive health and welfare benefits, such as group medical, group life and long-term disability coverage, under plans generally available to all other salaried employees. Consistent with a pay-for-performance mandate, Alico provides limited executive fringe benefits. Fringe benefits consist solely of life insurance, Company-provided vehicles where appropriate, and dividends on restricted stock. The Company does not own a corporate jet or helicopter, nor does it pay for country club dues or other such perquisites.

Emphasis on Long-Term Stock Ownership. The Company believes that stock ownership by its executive officers is the clearest, most direct way to align their interests with those of the stockholders. As a result, restricted stock awards are considered as part of each executive officer’s total annual compensation and will be given greater emphasis in the future. The Committee determines the relative mix of cash versus restricted stock awards in the total annual compensation opportunity based on the relative role and responsibility of the individual. The more opportunity the individual has to contribute to the Company’s success and thereby impact its stock price, the larger the percentage that restricted stock awards will comprise of the target total annual compensation package.

The Committee has designed equity awards to encourage long-term stock ownership through the following features:

•	graduated vesting over 5 or more years

•	shift to restricted stock instead of options

•	to the extent options are contemplated under the Company’s Incentive Equity Plans, no discounted options are allowed.

How the Executive Compensation Program was applied in Fiscal 2007

Early in fiscal 2007, the Committee met with the Chief Executive Officer, the Chief Operations Officer and the Chief Financial Officer to discuss base salary and incentive compensation for each of them and to elicit their recommendations concerning the compensation for members of executive management who directly report to them. The Committee also reviewed information available to it concerning compensation standards for similar positions with similarly sized Companies, based on total market capitalization, gross revenues and number of employees, and reviewed the historical compensation and performance of each such individual during the preceding fiscal year. Based on the foregoing, the Committee established a total target compensation package for each of the executive officers, without taking equity grants into consideration, which would be considered later during the fiscal year. The target compensation packages for each of the Named Executive Officers for 2007 was set as shown in the table below, which also reflects the actual bonus award achieved:

Named Executive Officer, Title	Base Salary	Bonus/Cash Incentive Potential	Bonus Awarded After Fiscal Year End
John R. Alexander Chairman and Chief Executive Officer	$315,000	$315,000	$236,250

Dan L. Gunter President and Chief Operations Officer	$275,000	$165,000	$123,750

Patrick Murphy Sr. V.P. and Chief Financial Officer	$150,000	$75,000	$71,250

Steve Smith Sr. V. P., Agricultural Operations	$150,000	$75,000	$71,250

The Committee then allocated a numerical weight to various established performance goals for the Chief Executive Officer and for the Chief Financial Officer and asked the Chief Executive Officer to establish such targets and goals for the Chief Operating Officer and each of the other senior management officers. Later during the fiscal year the Committee reviewed the equity compensation component of the Company’s Peer Group and other comparable companies, in order to determine the potential range of equity compensation to be considered for awards. The Committee determined that, as percentage of overall compensation, equity comprised a smaller component of the Executive Officers’ total compensation for the Alico management group than for other comparable companies. Accordingly, it was decided that equity grants would be determined after the end of the fiscal year to correlate with the Company’s and the individual executive’s performance. The Committee also took into consideration that Mr. Alexander and Mr. Gunter received substantial restricted stock awards in fiscal 2006 of 20,000 shares each, which vest gradually over five years for Mr. Alexander and over seven years for Mr. Gunter, respectively.

In early fiscal 2008 the Committee reviewed the Company’s performance against internal business goals for 2007 and determined that the Company had generally met or exceeded performance and operating goals. However, due to an unanticipated result regarding an IRS issue relating to fiscal years 2000-2004, the Company did not report a profit for fiscal year 2007 since it had to pay taxes and penalties in excess of the amounts that had been previously accrued for those items. Overall, the senior executive compensation for fiscal 2007 reflected achievement of incentive cash bonuses ranging between 75% to 95% of the bonus potential. Management was provided the opportunity and encouraged to elect payment of such bonus (net of withholding for income taxes) in restricted shares of the Company’s stock at the fair market value on the Monday following the Compensation Committee’s meeting at which the cash bonuses were approved. In addition, no new awards of restricted stock were made to the senior executives in fiscal 2007.

CEO Compensation

The Committee reviewed the Company’s performance relative to the Peer Group over one year, three-year and five-year timeframes, as well as over the full tenure of our Chief Executive Officer. In addition, the

Committee reviewed the stated business plan goals of the Chief Executive Officer for fiscal 2007 against his individual performance in achieving such goals. The Committee concluded that the Company had achieved strong operating performance although overall financial results were affected due to the IRS issue which was outside of the CEO’s control. The Committee also considered the quality of earnings and the continued strategic initiatives to position the Company for future growth while delivering positive total stockholder returns. In particular, it was noted that the CEO led the successful integration of the Bowen Brothers acquisition and the execution of the Ginn contract, which were to be commended and favorably impacted the Company’s performance in fiscal 2007. However, the Company did not achieve its free cash flow target, primarily as a result of the IRS matter and corresponding tax payment, and certain goals in the real estate area were only partially achieved. Based on this analysis, the Committee determined to award Mr. Alexander total compensation for 2007 slightly under his 2007 target compensation level as shown on the above table. Therefore, the Committee awarded Mr. Alexander 75% of his total bonus potential.

The final awards to the CEO were as follows:

Base Salary	Cash Bonus		Equity/Restricted Stock Awards	Other
$315,000	$236,250	(1)	$0	$6,131	(2)

(1)	Mr. Alexander elected to receive his bonus, net of taxes, in Company shares.
(2)	Consists of lease value of vehicle provided to Mr. Alexander by the Company; does not include registrant contributions to defined contribution plans, the value of stock dividends on restricted stock or life insurance premiums.

Use of Tally Sheets

To assist the Committee in making compensation decisions, the Committee reviews compensation tally sheets which present comprehensive data on the total compensation and benefits package for each of the Company’s executive officers. These tally sheets include all obligations for present and projected future compensation and contain comparative historical information.

Employment Arrangements/Change in Control Arrangements and Agreements

None of the Named Executive Officers are covered by any special arrangements or agreements regarding benefits or payments upon termination. The Company also does not have any change-in-control agreements or arrangements in place for any of its named executive officers. In addition, there are no change-in-control provisions in any of the Company’s compensation plans or instruments.

Stock Ownership Guidelines for Directors and Executive Officers

The Board of Directors considers stock compensation an important component of the alignment of management and stockholder interests and encourages stock ownership by executive officers, but it has not adopted stock ownership guidelines for the executive officers. However, in 2005 the Board of Directors adopted and the Company’s shareholders approved, a Director Stock Purchase Policy requiring that all Directors who are not beneficial owners of Atlantic Blue Group, Inc. own Company stock with a market value at all times (other than during the phase-in period specified below) which is equal to or greater than $200,000 dollars (the “Company Director Target Stock Ownership Requirement”). In order to provide Directors serving on the Board as of the date of the adoption of this policy and new Directors who subsequently join the Board of Alico, Inc. the opportunity to meet this requirement over a reasonable period of time, each such Director has three years to achieve the overall Company Director Target Stock Ownership Requirement. If the Director is elected to the Board at a time when there is less than 4 months remaining in the fiscal year, then the three-year period for overall compliance with the Company Director Target Stock Ownership Requirement would be extended until the end of the next full fiscal year after his or her election.

Tax Impact on Compensation

The Committee has reviewed the Company’s compensation plans with regard to the deduction limitation under the Omnibus Budget Reconciliation Act of 1993 (the “Act”) and the final regulations interpreting the Act that have been adopted by the Internal Revenue Service and the Department of the Treasury. Based on this review, it is the Compensation Committee’s policy that the compensation paid to executive officers qualify for deductibility to the extent not inconsistent with Alico’s fundamental compensation policies.

EXECUTIVE OFFICERS

The following table sets forth certain information on each of the Named Executive Officers of the Company other than John Alexander, for whom this information is previously listed in the table for Nominees for Election as Directors.

Name,	Age	Position and Background with the Company
Dan L. Gunter, LaBelle, Florida	60	President and Chief Operations Officer (April 17, 2006 to Present) Mr. Gunter previously served as Executive Director of the Florida Department of Citrus from 1986 through 1992 and again between July 2004 and April 2006. Mr. Gunter served as an officer in various executive positions for Lykes Bros. Inc. and its subsidiary Vitality Beverages, Inc., with a focus on sales and marketing management, as well as specific operating P&L responsibilities. He has also held the positions of Assistant and Associate Professor in the Food and Resource Economics Department at the University of Florida.

Patrick Murphy La Belle, Florida	44	Chief Financial Officer (since April 15, 2005) and Senior Vice President. Previously, Mr. Murphy was the Company’s controller, having held that position since 2002. Mr. Murphy worked for A. Duda and Sons, Inc. as the citrus division controller from February 1999 to September 2002. Previously, he had been in the Company’s accounting department, which he initially joined in 1992.

Steven Smith LaBelle, Florida	46	Senior Vice President of Agricultural Operations since November 2006. Previously, Mr. Smith was the Vice President of the Company’s citrus division and has worked at the Company since 1994. Mr. Smith served as the General Manager of Gulf Coast Citrus Caretaking prior to joining Alico.

EXECUTIVE AND DIRECTOR COMPENSATION

The following table provides information concerning the compensation of the Company’s Chief Executive Officer, Chief Financial Officer and the two other most highly compensated executive officers (the “Named Executive Officers”) for the fiscal year ended August 31, 2007. The Company does not have any other executive officers with policy-making authority. For a complete understanding of the table, please read the narrative disclosures that follow the table.

SUMMARY COMPENSATION TABLE

Name and Principal Position (A)	Fiscal Year (B)	Salary (C)		Bonus(1) (D)	Restricted Stock Awards(2) (E)	Option Awards (F)	Non-equity incentive plan compensation (G)	Change in pension value and non-qualified deferred compensation earnings (H)	All Other Compensation(3) (I)	Total (J)
John R. Alexander Chairman and Chief Executive Officer(4)	2007 2006 2005	315,000 310,000 134,231		236,250 250,000 130,000	516,667 248,000 0	0 0 0	0 0 0	0 0 0	44,801 32,540 16,863	1,112,718 840,540 281,094

Dan L. Gunter President and Chief Operating Officer	2007 2006	275,000 103,125	(5)	123,750 100,000	172,450 64,669	0 0	0 0	0 0	42,584 19,611	613,784 287,405

Patrick W. Murphy Vice President and Chief Financial Officer	2007 2006 2005	143,333 106,667 83,292		71,250 50,000 25,300	0 0 0	0 0 0	0 0 0	12,236 12,570 7,474	13,405 10,556 7,221	240,224 179,793 123,287

Steven Smith Sr. V.P., Agriculture	2007 2006 2005	144,167 115,000 93,966		71,250 36,500 24,100	0 0 0	0 0 0	0 0 0	14,776 15,150 15,149	15,513 11,430 18,230	245,706 178,080 151,445

(1)	Represents compensation for discretionary cash bonuses which are based on individual and company performance. Mr. Alexander elected to receive his fiscal 2007 bonus in shares of Company stock. Mr. Gunter elected to receive $22,065 of his bonus in Company stock.
(2)	Represents the value of stock awards vested in accordance with the recognition provisions as outlined in SFAS 123R. These awards were granted in 2006; Mr. Alexander’s award vests over a five year period which began in August 2006, while Mr. Gunter’s award vests over a seven-year period which began in April 2006.
(3)	Represents Company contributions to the Employees’ Profit Sharing Plan, a qualified defined contribution retirement plan, Company provided vehicles, 401(K) matching contributions, life insurance benefits in excess of $50,000, and dividends on restricted stock.
(4)	Mr. Alexander commenced his term as Chairman in February 2004. He also served as Chief Executive Officer from February through June 2004. While at his request he received no compensation for his service in officer positions, Mr. John R. Alexander did receive $24,250 for director fees in 2005, which are not included in the table above.
(5)	Mr. Gunter joined the Company in April 2006.

Salary (Column C)

The amounts reported in column C represent base salaries paid to each of the Named Executive Officers for each of the last three completed fiscal years, as indicated.

Bonuses (Column D)

The amounts reported in Column D represent bonuses paid to each of the Named Executive Officers for the attainment of incentive goals for the last three completed fiscal years, as indicated.

Stock Awards (Column E)

The amounts reported in column E represent the dollar amount of restricted stock share award units (“RSU”) recognized, or “expensed,” for each of the Named Executive Officers as compensation costs for financial reporting purposes in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, (FAS 123R) for fiscal years 2006 and 2007. The table below summarizes the Company’s restricted share awards to date to any of the Named Executive Officers:

Name of Executive	Grant Date	Shares Granted (#)	Fair Market Value on Date of Grant	Compensation Expense Recognized in 2007	Compensation Expense Recognized in 2006	Weighted Average Grant Date Fair Value Per share
Dan Gunter	April 2006	20,000	$908,000	$172,000	65,000	$45.40
John R. Alexander	October 2006	20,000	1,239,000	517,000	248,000	$62.00

	Total	40,000	2,147,000	689,000	313,000	$53.68

The shares granted in April 2006 to Mr. Gunter vest as follows: 5,000 vest effective April 17, 2010, 5,000 vest effective April 17, 2011, 5,000 vest effective April 17, 2012, and 5,000 vest effective April 17, 2013. Of the shares granted to Mr. Alexander in October 2006, 4,000 relate to past service and were immediately vested, effective August 31, 2006 and an additional 4,000 shares vested effective August 31, 2007. The remaining shares granted in October 2006 vest as follows: 4,000 vest effective August 31, 2008 4,000 vest effective August 31, 2009, and 4,000 vest effective August 31, 2010. Following the guidelines established in FAS 123R, the Company is recognizing compensation cost equal to the fair market value of the stock, at the grant dates prorated over the vesting period of each award. The fair value of the unvested restricted stock awards at August 31, 2007 was $1.6 million and will be recognized over a weighted average period of 4 years.

Option Awards (Column F)

Column F represents the dollar amount of stock option awards recognized for each of the Named Executive Officers as compensation costs for financial reporting purposes (excluding forfeiture assumptions) in accordance with FAS 123R. No such awards were granted (or recognized for financial reporting purposes) during the last three completed fiscal years.

Non-Equity Incentive Plan Compensation (Column G)

The Company has not granted any non-equity awards pursuant to its incentive plans.

Change in Pension Value and Non-Qualified Deferred Compensation Earnings (Column H)

The amounts representing change in pension value reported in column H were generated by the combination of increases in the accrued pension benefit and the change in conversion of that benefit to a present value. The discount rate used to calculate present values increased from 5.25% as of fiscal year-end 2006 to 5.35% as of fiscal year-end 2007, producing a decrease in the present value for benefits previously vested. No other actuarial assumptions changed between fiscal year-end 2006 and fiscal year-end 2007.

All Other Compensation (Column I)

The amounts reported in column I represent the aggregate dollar amount for each Named Executive Officer for perquisites and other personal benefits, including Company contributions to the Company’s 401(k) retirement plans, insurance premiums for life insurance policies in excess of $50,000 face value, and the value of dividends on restricted stock paid during fiscal 2007 on vested and unvested units of restricted stock granted. The following table shows and explains the specific amounts included in column I of the Summary Compensation Table for fiscal 2007. Under SEC Rules, the Company is required to identify by type all perquisites and other personal benefits for a Named Executive Officer if the total value for that individual equals or exceeds $10,000, and to report and quantify each perquisite or personal benefit that exceeds the greater of $25,000 or 10% of the total amount for that individual. For purposes of uniformity, all information regarding perquisites has been provided for each of the Named Executive Officers.

Name	Perquisites and Other Personal Benefits (1) ($)	Tax Reimbursements ($)	Registrant Contributions to Defined Contribution Plans ($)	Insurance Premiums (2) ($)	Value of Restricted Stock Dividends Earned During the Fiscal Year (3) ($)	Total ($)
John R. Alexander	$6,131	$0	$22,704	$1,666	$14,300	$44,801
Dan Gunter	5,803	0	13,824	957	22,000	42,584
Patrick Murphy	0	0	13,179	226	0	13,405
Steve Smith	1,530	0	13,629	354	0	15,513

(1)	Perquisites and other personal benefits are valued on the basis of the aggregate incremental cost to the Company. The Company calculates the aggregate incremental cost to the Company for Company cars for commuting and other personal transportation on the fair lease value of the vehicle in accordance with tables published annually by the IRS. Executives are taxed on the imputed income attributable to personal use of Company vehicles for the personal use of such, including commuting mileage, and do not receive tax assistance from the Company with respect to these amounts.
(2)	Represents premiums paid on life insurance policies in excess of $50,000 face value.
(3)	Dividends on shares of restricted stock are paid to participants during the fiscal year on both vested and unvested shares whenever dividends are paid to the Company’s common stockholders.

Total Compensation (Column J)

The amounts reported in column J are the sum of columns C through I for each of the Named Executive Officers. All compensation amounts reported in column J include amounts paid and amounts deferred.

GRANTS OF PLAN-BASED AWARDS

The only shares issued under the Company’s Incentive Equity Plan during the last completed fiscal year are shares of restricted stock issued to certain Named Executive Officers who elected to receive part of their bonus in Company stock instead of cash. Accordingly, the required table on long-term incentive awards has been simplified to reflect only the Named Executive Officers who elected this option and the grant/issue date of such shares, including the purchase price.

GRANTS OF PLAN-BASED AWARDS (1)

Name	Grant Date (2)	Stock Awards: Number of Shares (#)	Purchase Price/Cash Bonus Amount Foregone (3) ($)	Grant Date Fair Value of Stock ($)
John R. Alexander	11/13/07	4,000	$176,520	$176,520
Dan Gunter	11/13/07	500	22,065	22,065

(1)	The “Estimated Future Payouts” columns have been omitted as they are not applicable.
(2)	This is also the date of issuance of the shares after each officer’s election to take his Bonus, or part thereof, in stock.
(3)	The Cash Bonus Foregone column is net of amounts withheld for tax purposes from the cash value of the bonus awarded.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table provides information concerning unvested shares of restricted stock issued pursuant to Stock Awards for each of the Named Executive Officers holding such unvested shares. Only Messrs. Alexander and Gunter hold unvested shares of restricted stock as of the end of fiscal 2007 and none of the Named Executive Officers have any outstanding options; accordingly, the table below has been simplified to reflect these facts and the options columns have been omitted.

	Stock Awards
Name (A)(1)	Grant Date (E)	Number of Shares of Stock that Have Not Vested (#) (F)	Market Value of Shares that Have Not Vested (1) ($) (G)
John R. Alexander	October 2006	12,000	$613,800
Dan Gunter	April 2006	20,000	1,022,600

(1)	Columns B-D have been omitted because there are no outstanding options.
(2)	Column G sets forth the market value of unvested Restricted Stock shares was calculated using the fiscal year 2007 closing price of the Company’s Common Stock on the NASDAQ of $51.15.

OPTION EXERCISES AND STOCK VESTED

The following table provides information concerning the vesting of restricted stock awards during fiscal 2007 for each of the Named Executive Officers holding unvested shares of restricted stock issued as Stock Awards. No options were exercised during fiscal 2007 by any of the Named Executive Officers.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
John R. Alexander	4,000	$204,600
Dan Gunter	0	n/a

PENSION BENEFITS

Other than the Company’s defined contribution plans which are not included in the table below, the Company maintains only one pension benefit plan, the Management Security Plan (“MSP”). Messrs. Alexander and Gunter do not participate in the MSP and are therefore omitted from the table below. The following table provides information as of fiscal year-end 2007 with respect to the Company’s pension plans for each of the Named Executive Officers participating in the MSP. The Company has recently terminated its senior officers’ future participation in the MSP. For a complete understanding of the table, please read the narrative disclosures that follow the table.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payment during Last Fiscal Year ($)
Patrick Murphy	MSP	4	$74,645	-0-
Steve Smith	MSP	13	$138,980	-0-

Each of the Named Executive Officers participates in the same defined contribution plans offered to other Alico employees, which consists of the Company’s Profit Sharing and 401(k) plans. Provisions of both of the qualified plans contain annual contribution and matching limitations, as well as top-heavy provisions consistent with IRS guidelines for qualifications of such plans.

No payments were made in fiscal year 2007 under the Company’s pension plans to any of the Named Executive Officers.

NON-QUALIFIED DEFERRED COMPENSATION

The Company does not maintain any deferred compensation plans. Accordingly, the required tables relating to such types of plan compensation have been omitted.

DIRECTOR COMPENSATION

The following table provides information concerning the compensation of the Company’s Non-Employee Directors for 2007. Directors who are employees of the Company receive no compensation for their services as Directors or as members of Board committees. There were no stock options outstanding for any Non-Employee Director as of August 31, 2007, nor are there any as of the date of this Proxy Statement, and Non-Employee Directors do not participate in the Company’s pension benefit plan nor in any of the Company’s defined contribution plans. Accordingly, the columns for such information have been omitted from the table below. For a complete understanding of the table, please read the footnotes and the narrative disclosures that follow the table.

Name	Fees Earned or Paid in Cash (1) ($)	Stock Awards (8) ($)	All Other Compensation ($)	Total($)
Robert E. Lee Caswell	$36,000	$-0-	-0-	$36,000
Evelyn D’An (2)(4)	-0-	72,501	-0-	72,501
Phillip S. Dingle (2)(5)(6)	-0-	82,500	-0-	82,500
Gregory T. Mutz (2)(3)(4)(5)(7)	-0-	186,750	-0-	186,750
Charles L. Palmer (3)(4)(5)(6)	-0-	75,750	-0-	75,750
Baxter G. Troutman (5)	37,000	-0-	-0-	37,000
Robert J. Viguet, Jr. (3)(5)	-0-	57,000	-0-	57,000
Gordon Walker, PhD (2)(3)(4)(5)(6)	-0-	82,500	-0-	82,500

(1)	All figures represent the dollar amount of cash paid for Directors’ annual fees and meeting attendance.
(2)	Member, Audit Committee
(3)	Member, Compensation Committee
(4)	Member, Nominating & Governance Committee
(5)	Member, Strategy and Business Development Committee
(6)	Committee Chairman
(7)	Lead Director
(8)	Figures represent the value of stock received in lieu of cash fees pursuant to each Director’s option under the Directors’ Stock Compensation Plan, as recognized for financial statement reporting purposes with respect to fiscal year 2007, which for all grants was equal to the grant date fair value, computed in accordance with FAS 123R. Non-Employee Directors are granted shares of restricted Common Stock on a quarterly basis each year. The restricted shares become freely transferable on the third anniversary of the grant date.

Director Fees and Equity Compensation

Each Non-Employee Director (a “Qualifying Director”) receives an annual fee of $32,000 for his or her services as a Director of the Company, payable in quarterly installments. The Lead Director was paid an additional fee of $75,000 payable in quarterly installments. Effective January 1, 2008, the Lead Director’s additional compensation will be $25,000, a reduction from the $75,000 previously paid. The possibility of this reduction was provided for at the inception of the Lead Director position, and was proposed by the Lead Director in recognition of reduced responsibilities after the second year of the creation of the position.

In addition, each Qualifying Director who chaired any Committee and the Audit Committee financial expert were paid additional annual compensation of $5,000 payable in quarterly installments, provided that if one Qualifying Director chairs more than one committee, only one such payment shall be made. The Chairman of the Audit Committee was also paid additional annual compensation of $10,000 payable in quarterly installments. In addition to being reimbursed for all out-of-pocket expenses reasonably incurred by a Qualifying Director in connection with the performance of his or her duties, each Qualifying Director attending a called Board committee meeting in person shall be paid a committee attendance payment of $1,000 for such meeting and each Qualifying Director attending a called Board committee meeting telephonically, by video remote conferencing or by some other remote communications means shall be paid a committee attendance payment of $500 for each such meeting. The maximum payment for all such committee meetings attended by a Qualifying Director on the same date is $1,000 if attending in person and $500 if attending by telephone, video conference or other remote communications means.

The Company maintains a Directors Compensation Plan to encourage stock ownership by the Company’s directors. Under the Plan, Qualifying Directors who do not have, either directly or indirectly, any beneficial ownership interest in the stock of Atlantic Blue Group, Inc. (an “Eligible Qualifying Director”) are eligible to receive Director’s fees payable in Company Stock. Each such Eligible Qualifying Director may elect to receive all of his or her Director’s compensation payable in any fiscal year in the form of the common stock of the Company by delivering to the Company an election prior to the beginning of the Company’s fiscal year for which the election is to apply, provided that when the Eligible Qualifying Director is first elected to the Company’s Board, such election can be made at any time within 45 days of his or her election to the Company’s Board (or 45 days after the adoption by the Board of the Compensation Plan) and approval of the stock issuances hereunder by the shareholders. Once an election is received it shall be irrevocable for the fiscal year to which it applies, and all of the electing Eligible Qualifying Director’s director compensation for that fiscal year will be paid in the form of Company Stock. If a Director makes the election to be paid in Company stock, the compensation to such Director is increased to 150% of the specified payment amount, provided that such increase only applies to an Eligible Qualified Director who makes such an election for the year for which the election is made. Unless a Director specifically elects to be paid in Company Stock, payment of Director’s fees is made by check; payments in Company Stock pursuant to a valid election under the Plan are made by delivery by the transfer agent of a certificate made out in the name of the electing Eligible Qualifying Director for the number of shares of Company Stock determined by dividing (i) the total amount of Director compensation payable since the last Payment Date by (ii) the per share price of the Company Stock as of the close of regular trading on the second trading day preceding the Payment Date (the “Stock Price Determination Date”). Payments for Director’s compensation are to be made on the date(s) of the regularly scheduled quarterly or annual Board meeting of the Company, provided that if there is no regularly scheduled quarterly or annual Board meeting for any quarter, the payment is made on the last business day of the quarter (a “Payment Date”).

The per share price on the Stock Price Determination Date is the mean between the closing bid and ask price per share of the Company Stock as reported by the Nasdaq Stock Market (or such other national trading market on which the Company Stock is principally traded) as of the close of regular trading on the Stock Price Determination Date. The Company has committed to use its best efforts to deliver shares which are registered under the Securities Act of 1933 and under applicable state securities laws and are without any restrictive legend or other restriction on resale, except as may be reported in the Company’s proxy statement as a result of the Company’s Director Stock Ownership Policies. The Company may issue such shares from the Company’s authorized but unissued shares, from shares purchased in the open market by the Company in contemplation of such payments, or from shares otherwise held by the Company to fund such payments. All payments in shares issued to Directors or employees during fiscal year 2007 were issued from treasury shares held by the Company and purchased for such purpose in accordance with the stock repurchase plan approved by the Company’s Board of Directors. If for any reason the Company cannot deliver shares which have been registered for sale under the Securities Act of 1933 and under applicable state securities laws, the certificates evidencing such shares contain a legend restricting sale of such securities.

A Qualifying Director electing to receive his or her Director’s compensation in shares of the Company Stock is responsible for the payment of all federal, state and local income and other taxes resulting from the issuance of Company Stock pursuant to the Director Compensation Plan.

Under the Directors’ Stock Compensation Plan, Non-Employee Directors are subject to the Stock Ownership Guidelines for Directors described in the section entitled “Compensation Discussion and Analysis” beginning on page 14 of this Proxy Statement.

Additional Arrangements

The Company pays for or provides (or reimburses Directors for out-of-pocket costs incurred for) transportation, hotel, food and other incidental expenses related to attending Board and committee meetings or participating in director education programs and other director orientation or educational meetings.

Common Stock Performance

A graph of the Company’s common stock performance, comparing the value of $100 invested on September 1, 2005 in the Company’s common stock, the S&P 500 and a Company-constructed peer group, is provided in the . Company’s Annual Report to Shareholders that is included with the mailing of this Proxy Statement (the “Annual Report”). Please refer to the Annual Report for this information.

CONTINGENT COMPENSATION

1998 Incentive Equity Plan

The Company maintains an incentive equity plan (the “Incentive Equity Plan”) pursuant to which Board members and employees selected by the Board of Directors may receive options to purchase Company common stock, awards of restricted stock, and stock appreciation rights (SARs). The purpose of the Incentive Equity Plan is to advance the interests of the Company and its shareholders by offering participants an opportunity to acquire or increase their proprietary interests in the Company, and thereby receiving additional incentives to achieve the Company’s objectives. No stock options, SARs or restricted stock may be granted under the Incentive Equity Plan on or after the tenth anniversary of the Incentive Equity plan’s effective date. The Incentive Equity Plan is administered by the Board of Directors. All payments in shares issued to Directors or employees during fiscal year 2007 were issued from treasury shares held by the Company and purchased for such funding in accordance with the stock repurchase plan approved by the Company’s Board of Directors.

Pension and Profit Sharing

The Company operates a Profit Sharing Plan under Section 401(k) of the Internal Revenue Code (the “Plan”). Under this Plan a regular employee of the Company becomes eligible to participate upon employment provided he or she continues such employment through the following August 31. Vesting of the Plan begins after two (2) years of service with the Company at which time an employee becomes 20% vested. Vesting increases by 20% with each additional year of service. Employees become fully vested upon completion of six (6) years of service.

The Plan is fully funded by contributions from the Company, except for such contributions of employees electing to take advantage of the salary reduction feature. Contributions by the Company are determined by the Board of Directors from time to time with allocations to employee accounts based on each participant’s compensation. The Plan also includes a voluntary employee contribution provision pursuant to Section 40l(k) of the Internal Revenue Code, which allows employees to contribute up to 20% of their salary, or a maximum of $15,500. All 40l(k) accounts are 100% vested.

Employees will be deemed 100% vested and receive full benefits from the Plan, regardless of their standing on vesting schedules, upon retirement on or after age 65, death or permanent disability. Benefits commence within 60 days after request following one of the qualifying events, referred to above, and can be taken as periodic payments or in a lump sum. For the year ended August 31, 2007, the Company contributed a total of $233,000 to this Plan.

Additional Plan

The Company has a nonqualified defined benefit retirement plan, which covers officers of the Company, as well as certain management and key personnel (the “Nonqualified Plan”). The Nonqualified Plan is being funded by the purchase of insurance contracts and is designed to provide a set monthly benefit after the participant reaches age 65 and retires. The participants are required to pay a portion of the cost of the Nonqualified Plan and the Company pays the remaining amount. The expense and monthly benefit amounts are based on the participant’s annual salary and age at the date of entry into the Nonqualified Plan. The Company has recently terminated the ability of its senior executive officers to participate in this plan in the future.

Pension expense for the additional retirement benefits was approximately $365,000, $613,000, and $465,000, for the years ended August 31, 2007, 2006, and 2005 respectively.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

The Company purchased fertilizer and other miscellaneous supplies, services, and operating equipment from Ben Hill Griffin, Inc., on a competitive bid basis, for use in its cattle, sugarcane, sod and citrus operations. Such purchases totaled $2.0 million, $3.3 million, and $4.2 million annually during the years ended August 31, 2007, 2006 and 2005, respectively. Ben Hill Griffin III, the majority stockholder of Ben Hill Griffin, Inc., is John Alexander’s brother-in-law and is the uncle of Mr. Baxter G. Troutman and Mr. JD Alexander.

During fiscal year 2007, Atlantic Blue Group, Inc. (formerly Atlantic Blue Trust, Inc.) (“Atlanticblue” increased its holdings to approximately 50.6% of the Company’s common stock. By virtue of its ownership percentage, Atlanticblue is able to elect all the directors and, consequently, to control the Company. Pursuant to a letter dated September 29, 2006, Atlanticblue has committed to maintaining a majority of independent directors on Alico’s board.

AUDIT COMMITTEE REPORT

The Audit Committee that had primary responsibility for interacting with the Company’s outside auditors during the preparation of the audited financial statements for the fiscal year ended August 31, 2007 (the “audited financial statements”) consisted of the following independent directors, Evelyn D’An, Phillip S. Dingle, Gregory T. Mutz and Gordon Walker.

Evelyn D’An was the designated financial expert for the Committee and was qualified to act in such capacity. The current Committee prepared the following report on its activities with respect to the Company’s audited financial statements for the fiscal year ended August 31, 2007 (the “audited financial statements”):

•	The Committee has reviewed and discussed the audited financial statements with management of the Company.

•	The Committee has discussed with McGladrey and Pullen, the Company’s independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61.

•

The Committee has received the written disclosures and the letter from the registered certified public accountants required by Independence Standards Board No. 1, as adopted by the Public Company Accounting Oversight Board in Rule 3600T and has discussed with McGladrey and Pullen their independence.

•

Based on and relying on the review and discussions described above, the Committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2007, for filing with the U.S. Securities and Exchange Commission.

AUDIT COMMITTEE FOR FISCAL YEAR ENDED AUGUST 31, 2007

Phillip S. Dingle, Chairman

Evelyn D’An

Gregory T. Mutz

Gordon Walker

INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTANTS

Beginning June 7, 2004, the company engaged Tedder, James, Worden & Associates, P.A., Certified Public Accountants, 11 South Bumby Avenue, Suite 200, Orlando, FL 32803 as the Company’s independent registered certified public accountants (“Tedder James”). On June 11, 2007, Alico was notified that certain partners of Tedder James had merged with McGladrey & Pullen, LLP and that as a result of the merger Tedder James would no longer be the auditors for the Company. By virtue of the merger, McGladrey& Pullen LLP was appointed as the Company’s independent registered certified public accounting firm effective June 11, 2007. In addition to performing the year-end audit of the financial statements, the independent registered certified public accountant: (1) performs a limited review of the quarterly financial statements, reviews the financial information included in the Annual Report to Shareholders and the Forms 10-Q and 10-K filed with the Securities and Exchange Commission; and (2) prepares the federal and state income tax returns. All services performed by the independent registered certified public accountants are approved by the Audit Committee of the Board of Directors prior to performance.

Representatives of McGladrey & Pullen, LLP are expected to be present at the Annual Meeting of Shareholders and will be given an opportunity to make a statement if they so desire and will be available to respond to appropriate questions from shareholders. Upon the Audit Committee’s recommendation, the Board of Directors reaffirmed continuation of McGladrey & Pullen, LLP as independent registered certified public accountants for fiscal year 2008.

The following list details the aggregate fees billed for professional services and expenses by the Company’s Independent Registered Certified Public Accounting firm during fiscal year 2007:

	McGladrey & Pullen, L.L.P.	Tedder, James, Worden & Associates	Total
Audit Fees	$260,372	$49,069	$309,441
Audit Related Fees	16,083	2,947	19,030
Tax Fees	0	97,100	97,100
All Other Fees	0	14529	14,529

Total	$276,455	$163,645	$440,100

There were no fees billed or paid for financial information systems design and/or implementation or for any other fee for services rendered to the Company.

Audit Fees. Consists of fees billed for professional services and expenses rendered for the audit of the Company’s consolidated financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided in connection with statutory and regulatory filings or engagements. The amounts billed to the Company by its independent registered certified public accountants in fiscal year 2007 and fiscal year 2006 were approximately $309,441 and $489,267, respectively.

Audit-Related Fees. Consists of fees billed for assurance and related services that were related to the performance of the audit or review of the Company’s consolidated financial statements. The amounts billed to the Company by its independent registered certified public accountants in fiscal year 2007 for Audit-Related Fees was $19,030 and $32,086 for fiscal year 2006.

Tax Fees. Consists of fees billed for professional services rendered for tax compliance, tax advice and tax planning. The amounts billed to the Company by its independent registered certified public accountants and other tax consultants in fiscal year 2007 and fiscal year 2006 were $97,100 and $60,640, respectively.

All Other Fees. Includes attendance at meetings and advice rendered regarding contemplated actions. These fees totaled $14,529 in fiscal year 2007. There were no fees billed by or paid to Alico’s independent registered certified public accountants in fiscal 2007 or fiscal 2006 in connection with products and services other than the services reported above.

The Audit Committee of the Board of Directors has determined that the provision of the non-audit professional services is compatible with maintaining McGladrey & Pullen’s independence.

DIRECTOR STOCK OWNERSHIP POLICY

In March of 2005, the Company’s Board adopted a Director Stock Purchase Policy requiring that all directors who are not beneficial owners of Atlantic Blue Group, Inc. own Company stock with a market value at all times (other than during the phase-in period specified below) which is equal to or greater than $200,000 dollars (the “Company Director Target Stock Ownership Requirement”). The Company Director Target Stock Ownership Requirement was approved by the Company’s shareholders at the annual meting held on June 10, 2005. In order to provide existing Directors as of the date of the adoption of this policy and new Directors who join the Board of Alico, Inc. after the date of the adoption of this policy the opportunity to meet this requirement over a reasonable period of time, each such Director shall have three years to achieve the overall Company Director Target Stock Ownership Requirement. If the Director is elected to the Board at a time when there is less than 4 months remaining in the fiscal year, then the three-year period for overall compliance with the Company Director Target Stock Ownership Requirement would be extended until the end of the next full fiscal year after his or her election.

OTHER BUSINESS

The Board of Directors is aware of no other matter that will be presented for action at the meeting. If any other matter requiring a vote of the shareholders properly comes before the meeting, the persons authorized under management proxies will vote and act according to their best judgment.

SHAREHOLDERS’ PROPOSALS

Shareholders’ proposals intended to be presented at the next annual meeting should be sent by certified mail, return receipt requested, and must be received by the Company at its principal executive offices (Attention: Corporate Secretary) by August 15, 2008, for inclusion in the proxy statement and the form of proxy for that meeting. Such proposals may be made only by persons who are shareholders, beneficially or of record, on the date the proposals are submitted and who continue in such capacity through the 2008 annual meeting date, of at least 1% or $2,000 in market value of securities entitled to be voted at the meeting, and have held such securities for at least one year.

For any shareholder proposal that is not submitted for inclusion in the 2008 Proxy Statement, but is instead sought to be presented directly at the Annual Meeting, management will be able to vote proxies in its discretion if the Company: (i) does not receive notice of the proposal prior to the close of business on September 15, 2008 or (ii) receives notice of the proposal before the close of business on September 15, 2008, and advises shareholders in the 2008 Proxy Statement about the nature of the matter and how management intends to vote on such matter.

ANNUAL REPORT ON FORM 10-K

A copy of the 2007 Annual Report on Form 10-K for the fiscal year ended August 31, 2007, as filed with the Securities and Exchange Commission, may be obtained upon request and without charge, by writing:

Alico, Inc.

P. O. BOX 338

La Belle, Florida 33975

Attention: Denise Plair, Corporate Secretary

By Order of the Board of Directors

Denise Plair

Secretary

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE COMPANY’S BOARD OF DIRECTORS

The undersigned shareholder(s) of Alico, Inc., a Florida corporation (the “Company”), hereby appoints JOHN R. ALEXANDER and GREGORY T. MUTZ, or either of them, the proxy or proxies of the undersigned, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of Common Stock of the Company held of record by the undersigned on November 30, 2007, at the Annual Meeting of Shareholders of the Company to be held on Friday January 18, 2007 and at any and all adjournments thereof, with all powers the undersigned would possess if personally present.

The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement dated December 14, 2007. This proxy card when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will not be voted. Proxy cards that indicate a vote in excess of the 9 available Board positions will not be counted.

Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Alico, Inc., c/o Computershare, P.O. Box 43101, Providence, RI 02940-5067 YOUR PROMPT ATTENTION WILL BE APPRECIATED. NO POSTAGE IS NEEDED IF MAILED WITHIN THE UNITED STATES

Please mark your votes as indicated in this example.  ☒

1. ELECTION OF DIRECTORS:

VOTE FOR ONLY NINE (9) NOMINEES. IF YOU VOTE FOR MORE THAN NINE, YOUR BALLOT WILL NOT BE COUNTED.

Nominees:	For	Withhold		For	Withhold		For	Withhold

John R. Alexander	☐	☐	Phillip S. Dingle	☐	☐	Robert J. Viguet, Jr.	☐	☐
J.D. Alexander	☐	☐	Gregory T. Mutz	☐	☐	Gordon Walker	☐	☐
Robert E. Lee Caswell	☐	☐	Charles L. Palmer	☐	☐
Evelyn D’An	☐	☐	Baxter G. Troutman	☐	☐

2. In their discretion, the proxy or proxies are authorized to vote upon such other business as may properly come before the meeting or any and all adjournments thereof.

(Continued and to be signed on the other side)

Dated , 200

Signature of Shareholder

Signature of Shareholder (if held jointly) (Executors, Administrators, Trustees, Guardians, etc. will so indicate when signing.)

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE COMPANY’S BOARD OF DIRECTORS

The undersigned shareholder(s) of Alico, Inc., a Florida corporation (the “Company”), hereby appoints JOHN R. ALEXANDER and GREGORY T. MUTZ, or either of them, the proxy or proxies of the undersigned, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of Common Stock of the Company held of record by the undersigned on November 30, 2007, at the Annual Meeting of Shareholders of the Company to be held on Friday January 18, 2007 and at any and all adjournments thereof, with all powers the undersigned would possess if personally present.

The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement dated December 14, 2007. This proxy card when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will not be voted. Proxy cards that indicate a vote in excess of the 9 available Board positions will not be counted.

Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Alico, Inc., c/o Computershare, P.O. Box 43101, Providence, RI 02940-5067 YOUR PROMPT ATTENTION WILL BE APPRECIATED. NO POSTAGE IS NEEDED IF MAILED WITHIN THE UNITED STATES

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	ALCIN1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ALICO, INC.

1. ELECTION OF DIRECTORS:

VOTE ONLY FOR NINE (9) NOMINEES. IF YOU VOTE FOR MORE THAN NINE, YOUR BALLOT WILL NOT BE COUNTED.

1. Nominees:	For	Withhold		For	Withhold		For	Withhold
01- John R. Alexander	☐	☐	02- J.D. Alexander	☐	☐	03- Robert E. Lee Caswell	☐	☐

04- Evelyn D’An	☐	☐	05- Phillip S. Dingle	☐	☐	06- Gregory T. Mutz	☐	☐

07- Charles L. Palmer	☐	☐	08- Baxter G. Troutman	☐	☐	09- Robert J. Viguet, Jr.	☐	☐

10- Gordon Walker	☐	☐

2. In their discretion, the proxy or proxies are authorized to vote upon such other business as may properly come before the meeting or any and all adjournments thereof.

Authorized Signatures – This section must be completed for your vote to be counted. —Date and Sign Below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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